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Massa B. Cressall, Investor Relations

Phone: (441) 278-0988

Email: mcressall@endurance.bm

ENDURANCE SPECIALTY HOLDINGS LTD. APPOINTS THERESE VAUGHAN TO ITS BOARD OF DIRECTORS

PEMBROKE, Bermuda – August 3, 2005 – Endurance Specialty Holdings Ltd., (NYSE:ENH) a Bermuda-based provider of property and casualty insurance and reinsurance, today announced the appointment of Therese Vaughan to its Board of Directors.

Dr. Vaughan became the Robb B. Kelley Distinguished Professor of Insurance and Actuarial Science at Drake University in Des Moines, Iowa in January 2005, after serving as Iowa Insurance Commissioner from 1994 to 2004. During her tenure as Iowa Insurance Commissioner, Dr. Vaughan was an active member of the National Association of Insurance Commissioners (NAIC), serving as President in 2002. She led a number of key initiatives at the NAIC, including the development of NAIC’s response to the terrorism events of 2001. Prior to becoming the Iowa Insurance Commissioner, Dr. Vaughan was the Director of The Insurance Center at Drake University from 1988 to 1994, and served as a consultant in the risk management and casualty division of Tillinghast from 1987 to 1988. Dr. Vaughan earned a Ph.D. in risk and insurance at the Wharton School of the University of Pennsylvania and is an Associate of the Society of Actuaries, an Associate of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

Kenneth J. LeStrange, Chairman and Chief Executive Officer of Endurance Specialty Holdings, commented, “We are delighted to welcome someone of Dr. Vaughan’s caliber to our Board of Directors. Her experience as an Insurance Commissioner and as an accomplished academician will be a valuable asset to our Board. We look forward to her contributions.”

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance’s operating subsidiaries have been assigned a group rating of A (Excellent) from A.M. Best, A2 by Moody’s and A- from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

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